Direct Dial: (215) 564-8024

                        January 24, 1996

DFA Investment Dimensions Group Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Gentlemen:

     You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), DFA Investment Dimensions Group Inc. (the "Company") a Maryland corporation, intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission, setting forth, among other things, that during the period beginning December 1, 1994, and ending November 30, 1995, the Company sold shares of common stock of the U.S. 9-10 Small Company Portfolio series, U.S. 6-10 Small Company Portfolio series, U.S. Large Company Portfolio series, U.S. Small Cap Value Portfolio series U.S. Large Cap Value Portfolio series, DFA/AEW Real Estate Securities Portfolio series, VA Small Value Portfolio series
VA Large Value Portfolio series, Japanese Small Company Portfolio series, Pacific Rim Small Company Portfolio series, Emerging Markets Portfolio series, Continental Small Company Portfolio series, Large Cap International Portfolio series, DFA International High Book to Market Portfolio series, DFA International Small Cap Value Portfolio series, VA International Value Portfolio series, VA International Small Portfolio series DFA One-Year Fixed Income Portfolio series, DFA Five-Year Government Portfolio series, DFA Global Fixed Income Portfolio series, DFA Intermediate Government Fixed Income Portfolio series, VA Short-Term Fixed Portfolio series and the VA Global Bond Portfolio series with an aggregate public offering price of $1,239,600,443 pursuant to Rule 24f-2 (not including $127,905,405 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice is to be filed to make definite the registration of the shares of common stock sold by each series of the Company under the Securities Act of 1933 (the "1933 Act"), pursuant to the Rule during such period. You have also informed us that all of such shares were issued in accordance with the provisions relating thereto in the Registration Statement of the Company under the 1933 Act as such Registration Statement was currently in effect during the period.

     We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Company; various Articles Supplementary establishing the series; the By-Laws; the Registration Statements under the 1940 and 1933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

     Based on the foregoing, we are of the opinion that all of the shares of common stock of the Company described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued shares of common stock of the Company.

     We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's Registration Statement under the 1933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the Company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                         Very truly yours,

                         STRADLEY RONON STEVENS & YOUNG, LLP



                         By: /s/Steven M. Felsenstein
                              A Partner


 cc:    Ms. Irene R. Diamant  (DFA)
        Stephen W. Kline, Esq. (SRSY)
        Mr. Joel Weiss       (PFPC)
        Lisa A. Duda, Esq. (SRSY)

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